Exhibit 99.2

American Rebel to Exhibit at the 153rd NRA Annual Meeting in Dallas, Texas

Nashville, TN, May 17, 2024 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), a designer, manufacturer, and marketer of American Rebel Beer ( www.americanrebelbeer.com ) and branded safes, personal security and self-defense products and apparel, will exhibit in booth #4417 at the 2024 NRA Annual Meeting at the Kay Bailey Hutchison Convention Center in Dallas, Texas May 17 - 19. The Exhibit Hall is open all three days and will showcase over 14 acres of the latest guns and gear (and now beer) from the most popular companies in the industry.

“We always look forward to showcasing our safes and concealed carry apparel at the NRA Annual Meeting,” said American Rebel CEO Andy Ross. “But this year we can’t wait to introduce America’s Patriotic, God-fearing, Constitution-loving, National Anthem-singing, stand your ground beer to 75,000 or so like-minded patriots attending this year’s Annual Meeting. We sell quite a few safes and concealed carry backpacks and apparel out of the booth every year, and this year we’ll tell everyone about American Rebel Light Beer and hand out some promotional items to support our beer launch.”

“There are only five cities really that can hold us due to our size: Houston, Dallas, Indianapolis, Louisville and Atlanta,” said Nick Perrine, NRA spokesperson. The NRA Annual Meeting was last in Dallas in 2018, and this year the event is expected to bring in 70,000 to 75,000 attendees from across the country, and possibly internationally, generating millions of dollars for the local Dallas economy. Former President Donald Trump will be Saturday’s keynote speaker and Texas Governor Greg Abbott will also speak.

“Launching America’s Patriotic, God-fearing, Constitution-loving, National Anthem-singing, stand your ground beer into the marketplace is a primary goal of our company and introducing American Rebel Light Beer to up to 75,000 patriots helps deliver on that goal,” said Andy Ross. “Interested investors 18 years or older can log onto our public offering website at http://invest.americanrebel.com and register to receive updates when our investment opportunities are open to the public.”

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

The Reg A Offering will be made by means of the Offering Circular. The securities offered by American Rebel are highly speculative. Investing in shares of American Rebel involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the offering, it may not continue. American Rebel intends to list the Series C Preferred Stock offered under Offering Circular on Nasdaq Capital Market and doing so entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. The listing of the Company’s Series C Preferred Stock on Nasdaq Capital Market is not a condition of the Company’s proceeding with the Public Offering, and no assurance can be given that our application to list on Nasdaq Capital Market will be approved or that an active trading market for our Series C Preferred will develop.

For additional information on American Rebel, the Offering and any other related topics, please review the Offering Statement that can be found at: https://www.sec.gov/Archives/edgar/data/1648087/000149315224009903/form253g2.htm.

Additional information concerning risk factors related to the Offering, including those related to the business, government regulations, intellectual property and the offering in general, can be found in the section titled “Risk Factors” of the Offering Statement.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued increase in revenues, actual receipt of funds under the Reg A Offering, effects of the offering on the trading price of our securities, implied or perceived benefits resulting from the receipt of funds from the offering, actual launch timing and availability of American Rebel Beer, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@americanrebel.com

Investor Relations:

Brian Prenoveau

MZ North America

+1 (561) 489-5315

AREB@mzgroup.us